Exhibit 99.2

Quotient

Q1 2021 FINANCIAL RESULTS

May 5, 2021

https://investors.quotient.com

Dear stockholders,

In Q1 2021, we continued to build upon the success of our past transformation initiatives with tangible momentum demonstrated by strong demand for our platforms and solutions by our customers and partners.

Our team is executing on our objectives while continuously adapting and innovating to meet the needs of our key stakeholders in this evolving environment. A few highlights from this quarter include:

●	Further diversified and strengthened our Board of Directors with the appointment of our eighth member, Lorraine Hariton, CEO of Catalyst, who brings to Quotient significant leadership expertise.
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Launched our Promotion Amplification Tool, a patent-pending innovative solution that utilizes retailer data with weekly temporary price reduction (TPR) pricing feeds to target and automate digital media to the right audiences at the right time.

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Continued to strengthen and deepen our customer and partner relationships with quarterly business reviews and strategic planning meetings. We remain focused on honing our already robust sales processes and addressing each advertiser and retailer’s unique challenges and key performance indicators (KPIs) by proposing the right solutions for the best return on investment (ROI) results.

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Signed a new retailer in the grocery vertical and expanded on existing relationships with two of our partners. Retailers continue to see value in our solutions and one-stop holistic approach—adding on offerings, such as in-lane and promo amplification, to have a truly robust omnichannel platform while benefitting from increased alternative revenue streams.

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We are seeing early signs of strong bookings for Q2 and look forward to the opportunities ahead of us this year. We see Quotient playing an increasingly important role at the intersection of advertisers, retailers and consumers, and we believe we are well positioned to help mitigate uncertainties around inflation and changes in shopping behavior in the later stages of the pandemic.

Business Update

Q1 2021 was another strong quarter as brands continued their momentum by deploying more of their increased spend on our platform for their promotions, advertising and shopper marketing. We delivered revenue of $115.3 million in Q1, exceeding the top end of our guidance range. On a GAAP basis, revenue growth was up 17% over Q1 2020.

As anticipated, we witnessed increased bookings in the first quarter on a year-over-year basis, especially in promotions, as brands built on the strength coming out of Q4 2020 and began to return to more normalized spending patterns. Media traditionally experiences a slower Q1 due to seasonality as compared to promotions, but we saw healthy demand across several of our solutions as advertisers focused on integrated campaigns for more impactful ROIs and better price awareness.

As we look to Q2 and the rest of the year, discussions around cost inflation and potential price increases are becoming more prominent among our customers and partners as they turn to Quotient to help them proactively strategize and deliver solutions that will aid them in maintaining strong results despite the potential for some challenging quarters ahead. Though we are in the early days of Q2, we are seeing strong bookings. We expect advertisers will continue to deploy promotion and media spend to ensure their brands stay relevant and maintain or, in some cases, gain back market share that was lost during the past twelve months of the pandemic. We further expect grocery eCommerce momentum will continue as advertisers and retailers plan for continued at-home celebrations around Memorial Day and school graduations. Additionally, as COVID-19 vaccinations are more widely available over the coming days and months, brands and retailers are preparing for increases in in-store foot traffic and longer shopper visits, often with larger basket sizes. In-store vaccinations present a prime opportunity to reach customers through targeted in-store and on-site promotions and media—especially with digital-out-of-home (DOOH) screens—as shoppers stay in the store for a minimum of 15 minutes due to the mandatory observation period after a vaccination.

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“I’ve been to stores that are doing vaccines and it’s super exciting to see the customers come out of the consultation room, they are cheering and they’re euphoric. And then they get a big basket (to) push around a store and buy candy, Easter baskets, wine, ice cream..."

– Heyward R. Donigan, President, CEO & Director, Rite Aid Corp.

National Promotions and Media

National promotions and media are areas of significant opportunity and focus for us. As brand teams look to shift dollars from offline to digital, Quotient offers them a one-stop-shop designed for seamless execution of their national campaigns. Importantly, smaller or “long-tail” consumer packaged goods (CPGs) manufacturers who historically did not have access to run national promotions via traditional offline channels are seizing the opportunity to leverage the cost-effectiveness and measurability of Quotient’s digital national promotions and media offerings.

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In Q1 2021, we experienced 103% growth in the number of “long-tail” CPG customers, along with an increase of over 400% in bookings on a dollar basis over Q1 2020 for this segment. We believe we will see this trend continue throughout the year.

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National promotions, one of the areas hardest hit in the beginning of the pandemic and through most of last year, continued to bounce back with 23% growth in bookings on a dollar basis in Q1 2021 over the prior year. Additionally, as noted above, we are seeing continued strong momentum for national promotions in Q2. As customers have noted publicly, we expect that this should increase in the later quarters of this year as brands adjust towards pre-pandemic levels of promotional spend.

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“I think the level of promotions that we had in Q1 was lower than what we had in Q1 last year. And our expectation is that we should be seeing a rational market for the balance of the year…And we’re becoming more sophisticated working with our partners on getting the best return on the promotion."

– Ramon L. Laguarta, Chairman & CEO, PepsiCo, Inc.

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In terms of national media, we saw a decrease of 4% in bookings on a dollar basis in the first quarter over the prior year as advertisers dedicated more spend to shopper media campaigns. With national media being a strategic focus area of our business along with the restructuring we did of our sales organization, we believe that, over time, we will see increased sales in this area, especially with more customers looking to implement integrated national promotion and media campaigns.

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With our new national promotion sales launch, our dedicated and focused sales team and the number of brands looking to deploy national promotional and media campaigns, we believe we will see growth in national campaigns in the upcoming quarters and beyond.

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Retail Partnerships

Retailers continue to choose Quotient as a partner to power their platforms and omnichannel experiences for shoppers. In Q1 2021, we signed a very well-regarded regional grocery chain, Plum Market, on to our Retailer Promotion Platform, formerly known as Retailer iQ, to engage with and offer savings to their shoppers. Additionally, we expanded our partnerships with two of our existing retailer partners: a major drug chain, who we signed for our in-lane offering, and Ahold Delhaize USA, who added our promotion amplification tool. Cost inflation and difficult year-over-year performance comparisons present a challenging competitive environment for retailers in the coming quarters. This is especially true when considering the uncertainty over consumer behavior in a post-pandemic world. This is a perfect time to partner with Quotient and our team of experts to provide better experiences for shoppers, increase the potential for more sales, and deliver high profit margin alternative revenue streams to retailers—which also helps to offset potential declines from other revenue sources.

●	We continue to see demand for our Retailer Performance Media (RPM) platform.
o	In Q1 2021, we saw an increase of 156% in bookings dollars from our customers utilizing RPM versus the prior year.
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Quotient RPM retailers saw approximately a 175% increase in alternative revenue streams in the first quarter (excluding revenue from our Retailer Promotions Platform, which many of these retailers also utilize) as compared to Q1 2020. We continue to focus on growing this number as more retailers roll out RPM and existing retailers add on more of our digital solutions that drive increased sales and measurable ROIs.

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We currently have one retailer employing our in-lane offering and recently signed our second retailer to the platform, a major drug chain who will be launching with our in-lane solution in 2H 2021—with more retailers looking to roll out this offering in the coming months and quarters.

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Momentum is growing for collaborative spend programs, where retailers look to advertisers or brands to commit a meaningful percentage of total spend on their digital platforms powered by Quotient. Our top three retailers who employ collaborative spend programs continue to see success, and based on the results thus far, we believe retailers and brands will continue to work together in a similar model going forward. Additionally, we believe there is potential for growth for more of these programs as they are still in their nascent stages with many retailers just beginning to shift to more effective and efficient ways to get the most out of their digital platforms.

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We launched our promotion amplification tool with Ahold Delhaize USA’s digital, eCommerce and commercial engine, Peapod Digital Labs. AD Retail Media, Ahold’s branded RPM solution powered by Quotient, is the first in the industry to offer our new tool, which makes promotions and savings more easily accessible to all consumers. We are already seeing demand for this solution from customers as well as from current and potential new retail partners. We believe this is a game changer for retailers and brands to capture additional measurable sales from TPRs while eliminating inefficiencies that have been a part of this industry for decades.

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Social Update

Quotient’s social solutions continue to generate demand as brands recognize the importance of connecting with their audience using flexible creative offerings with existing brand assets or look for help with content creation to provide shopper marketers with a solution that best meets their needs. Our ability to target verified shoppers using first- and second-party data, along with our proven results of increasing in-store sales, make our social solutions a key component of larger omnichannel media campaigns as well as a compelling standalone offering.

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In the first quarter of 2021, we saw 24% growth in revenue, and a 23% increase in the number of total social campaigns launched with the average campaign larger by 8%—all percentages are compared to the prior year period.

●	In Q1 2021, our non-influencer social business was up over three times compared to the prior year as customers value the speed of execution and flexibility of this solution for last-minute planning.

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As noted last quarter, we believe our social solutions will become a larger part of our clients’ media playbooks. Early indications of momentum for our social solutions in Q2 and our social solutions pipeline for the upcoming quarters lead us to believe that this trend will continue.

Platform Updates and Releases

At Quotient, we continuously improve and update our platforms and solutions while adding on new capabilities, such as our promotion amplification tool in Q1.

Digital Out of Home (DOOH): Our ability to use exclusive shopper data to identify the right screens and match them to the right audiences combined with measurable ROIs continues to drive customer demand for this offering, especially at a time when shoppers are spending more time in-store due to COVID-19 testing and vaccination protocols.

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At the end of Q1 2021 we had inventory of over 194,000+ screens nationwide. This translates to over 6.8+ billion weekly impressions that we can transact on at any given moment. We continue to see this number increase as we onboard more screens each quarter to grow our inventory and supply to maximize reach and opportunities for our clients. We are currently seeing traffic from 86 vendors/publishers, and this number is slated to climb with more vendors being added to the queue to be onboarded in the coming weeks.

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With our recently announced new movement dashboard, we are able to demonstrate DOOH’s ability to connect with shoppers dynamically at expanded vaccination centers such as drug, grocery and doctor’s offices as traffic in these locations scales nationwide. Our successful, recently executed campaigns in these areas are helping fuel the growing momentum and shape what we believe will be a solid 1H and balance of the year for DOOH.

National Rebates Solution: This retailer-agnostic platform, which launched at the end of last year on our Coupons.com app, continues to generate demand as a digital alternative to the free-standing insert (FSI).

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Since its launch, we have seen approximately 125 CPGs activate on the platform. As a continuation of the trend we noted last quarter, momentum continues to grow—with customers adding this offering as part of their national promotion campaigns.

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Our National Rebates Solution, paired with our new national promotions sales methodology, provides brands of all sizes with a true digital option that allows them to shift spend away from offline channels, primarily the FSI and paper circulars, to online—a more efficient and measurable format resulting in higher ROIs.

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Promotion Amplification Tool: Launched initially in partnership with Ahold Delhaize USA’s, Peapod Digital Labs at the end of Q1, this patent-pending solution is garnering interest from a broad number of retailers and several brands as it solves a decades-old challenge for retailers and advertisers. Now with digital media, this innovative solution drives omnichannel awareness of all TPRs through automated and measurable digital media triggered when promotions are active. For advertisers, it increases the reach of their TPRs to larger audiences that are targeted through Quotient’s exclusive consumer sales and purchase intent data. For our retail partners, this tool provides an exclusive capability to offer advertisers a more effective and efficient way to drive sales through TPRs. Most importantly, shoppers, who are looking for savings now more than ever, are aware of on-sale items before they enter a store and can incorporate TPRs into their shopping lists.

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Since launching in mid-March 2021, we saw 5 advertisers activate this solution with early indications of a strong pipeline for the rest of FY 2021 for this tool. Alhold Delhaize USA’s, Peapod Digital Labs, our inaugural retail partner, is utilizing this offering on their RPM platform.

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We believe we will continue to see demand for this solution throughout the upcoming quarters and year as we have more discussions with brands and retailers on how they can implement this tool and start capitalizing on previously missed sales opportunities.

Growth in eCommerce Channel: Despite consumer behavior shifting back to in-store as we enter a later stage pandemic environment with more consumers socializing outside the home, digital continues to grow. U.S. grocery eCommerce sales are expected to increase by approximately 17.8% year-over-year in 2021, as noted in a recent eMarketer digital trends report. We continue to see alignment between this metric and our opportunities for growth as spend and demand for our digital solutions persists.

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Sponsored search momentum continued in Q1, with the number of advertisers who booked a sponsored search campaign increasing approximately 6% compared to Q4 2020. We have seen consistent quarter-over-quarter growth in bookings for this offering since adding it to our platform and believe demand will continue as shoppers have adopted mixed-mode shopping—complementing in-store with online purchasing. We have several innovations for this platform that are slated to be released in the next two quarters. We believe these innovations will further accelerate the growth and success of Quotient sponsored search.

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As illustrated in the graph below, the number of redemptions from our eCommerce channel increased 19% in Q1 2021 compared to Q4 2020 as consumers continue to utilize online grocery sales channels—although at a slower pace than during the height of the pandemic. This is a continuation of the trend we have seen over the last few quarters; however, growth in online redemptions still remains higher than the overall increase in the number of total redemptions, which includes in-store. This increased redemption of promotions is also in alignment with the seasonality we tend to see in the first quarter of the year.

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According to a recent report by Mercatus, approximately 90% of online shoppers will continue to shop online in the future. However, the report also showed that more than four-fifths of consumers (or 87%) are satisfied with their preferred brick-and-mortar retailer and plan to stay loyal during future shopping trips. The need for brands and retailers to be prepared to meet the expectations of both audiences is another reason, in our view, to leverage Quotient to provide consistent shopping experiences whenever and wherever the shopper chooses to shop.

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“...we want to be available, relevant, super attractive, wherever consumers want to shop. And if that happens to be more digital commerce, we’re prepared to serve."

– Jon R. Moeller, Vice Chairman & COO, Proctor & Gamble Co.

In Summary

We’ve seen a strong start to the year, building off the momentum of the previous quarter as our customers’ and partners’ demands for our comprehensive solutions that deliver meaningful ROIs continued. Advertisers and retailers are working closely with our sales and customer success teams to strategize longer-term planning as we enter a later stage/post-pandemic period where our customers and partners are likely to face challenges around inflation, wage increases and difficult performance comparisons.

Several growth drivers, along with the continuing shift to digital and other market tailwinds continue to give us confidence in our trajectory for 2021. Currently, we estimate revenue growth of approximately 18% in the second half of 2021 over the first half of this year based on early indications for our Q2 bookings as well as our pipeline for the latter part of the year. Additionally, as noted previously, we do experience some seasonality in the earlier quarters of the year—more pronounced in media than in promotions. However, our fully restructured organization continues to execute in this unique later-stage pandemic environment.

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We believe Quotient is set up for success and is doing what we set out to do: deliver for our key stakeholders, including our customers, partners, consumers, employees and stockholders. Our market leadership is derived from the cumulative effort of our organization, and we think we are well positioned to capitalize on the future opportunities that are available to us. We look forward to demonstrating this in the upcoming quarters and beyond.

Sincerely,

Steven Boal Chief Executive Officer	Pamela Strayer Chief Financial Officer

Financial Review

●	We delivered revenue of $115.3 million, up 17% over Q1 2020 on a GAAP basis.

●	Excluding approximately $9 million from a portion of our media business that was exited in Q3 2020, revenue growth was 29% over Q1 2020.

●	GAAP gross margin was 37.6%, compared to 38.1% in Q1 2020.

●	Non-GAAP gross margin was 43.7%, compared to 45.1% in Q1 2020.

●	GAAP operating expenses were 45.6% of revenue, compared to 51.8% of revenue in Q1 2020.

●	Non-GAAP operating expenses were $45.5 million and 39.4% of revenue, compared to the prior year of $41.1 million and 41.6% of revenue.

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We recorded a GAAP net loss of $13.4 million, compared to a net loss of $16.7 million in Q1 2020. The decrease in GAAP net loss from the prior year was due primarily to a decrease in stock-based compensation, restructuring charges and a decrease in fair value of contingent consideration. Net Loss Per Share in the quarter was $0.15 compared to $0.19 in Q1 2020.

●	Adjusted EBITDA was $6.8 million, representing a 5.9% margin.

Revenue Details

We delivered $115.3 million of revenue in Q1 2021, up from $98.8 million in the prior year, as advertisers’ momentum for deploying more of their increased spend on our platform for their promotions, advertising and shopper marketing continued.

Media revenue was up 17% in the first quarter over last year, with growth across most media products—offset by the elimination of the media business we exited in Q3 2020. Sponsored product search continued to contribute growth in the first quarter, and we expect this trend to continue in future quarters. DOOH also contributed growth in Q1 2021, although less than the previous quarter as it is one of the areas most impacted by seasonality in our media business. The growth rate for media, excluding Q1 2020 revenues from the portion of the media business we exited in Q3 2020, was approximately 52% compared to the prior year quarter.

Promotion revenue increased 17% over last year, driven by our digital paperless solutions which were up 29% over Q1 2020; this was slightly offset by a decline in our specialty retail business. As noted earlier, promotional spend has continued to return to more normalized levels as we see brands focused on strategically planning for inflation and potential price increases as well as retaining market share in a later stage pandemic environment.

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Q1 2021 customer cohorts grew 23% year over year across all cohorts. Revenue increased 13% for our top 20 cohort, 12% for our 21-40 cohort and 49% for our 40+ cohort on a year-over-year basis. On a quarterly basis, revenue from our customer cohorts grew 6% in Q1 2020 over Q4 2020—driven by increased spend from advertisers. Note we updated our cohort analysis this quarter to align more closely with our customer base and will be using this methodology going forward. Thus, this data uses only U.S. revenues and excludes specialty retail and non-CPG revenues.

Gross Margin

GAAP gross margin in the first quarter was 37.6%, down 50 basis points compared to the same quarter last year. Non-GAAP gross margin in Q1 2021 was 43.7%, down 140 basis points compared to 45.1% in Q1 last year. GAAP and non-GAAP gross margin decreases were primarily due to product mix with a significant increase in lower margin media solutions (e.g., programmatic), a higher mix of revenue from shopper budgets vs. national budgets, and higher employee-related expenses driven by headcount growth and an increase in bonus expense. The mix of revenue coming from shopper budgets vs. national budgets impacts margins as shopper budgets carry revenue share (“distribution fees”) in our cost of sales while national spend has little to no revenue share resulting in lower costs and higher margins. The decreases in GAAP and non-GAAP gross margin were partly offset by an improvement in operating leverage and the elimination of the media business we exited in Q3 2020. Additionally, GAAP gross margin was partly offset by lower amortization of intangibles as a percentage of revenue.

Non-GAAP gross margin declined quarter over quarter by 145 basis points, primarily due to fixed costs spread over a smaller revenue base, partly offset by a seasonality-driven higher promotions product mix. GAAP gross margin was further impacted by the one-time charge of $6.8 million to resolve a contract-related dispute in Q4 2020. This resulted in a quarter-over-quarter increase to GAAP gross margin from 35.1% in Q4 2020 to 37.6% in Q1 2021.

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Going forward, we expect decreased gross margins in Q2 2021 as a result of product mix as well as continued increase in demand for our media offerings, which tend to have lower margins. Additionally, as a result of our continued success with demand of RPM, we have seen heightened growth in shopper media spend, as noted above, which is associated with higher revenue share. This was evidenced in Q1 2021 as well as slower growth in national media due to more spend focused on shopper media – again resulting in lower gross margins.

However, in Q3 2021 and for the remainder of the year, we expect to see a gradual return to our trend for gross margins—with our higher margin promotional offerings catching up with our media solutions, especially with our new repackaged way of selling national promotions which has been well received by our advertiser customers. Also, we have put strategies in place to grow our national media business, which is generally higher margin than shopper media which, we expect, should lead to improvement in gross margins over time. Lastly, operating leverage in our business along with a shift to more higher margin solutions such as national rebates, digital paperless and additional self-service offerings such as sponsored search along with automation in our operations, we expect, should lead to a positive impact in our gross margin trajectory.

Non-GAAP gross margin excludes stock-based compensation expense, amortization of acquired intangible assets and settlement related to a contract dispute.

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Operating Expenses

We remain focused on managing costs and investing where appropriate while driving greater efficiencies in the business. This was evident in Q1 2021 as we came in slightly below our forecasted range for operating expenses. Additionally, we continue to benefit from temporarily low travel expenses resulting from the global pandemic. However, due to the growth in our business and higher revenues, we continue to add headcount as needed and saw an increase in higher commissions resulting in an increase in operating expenses.

GAAP operating expenses increased by approximately $1.4 million in Q1 2021 over the prior year. This increase is primarily due to increases in headcount, partly offset by a decrease in stock-based compensation. On a quarter-over-quarter basis, GAAP operating expenses decreased by $19.1 million—primarily due to a change in fair value of contingent consideration.

Non-GAAP operating expenses increased by approximately $4.4 million in Q1 2021 compared to Q1 2020—primarily due to increases in headcount and higher commissions from increased revenues, partly offset by a decrease in travel expenses. As noted in previous quarters, we continue to expect bonus expense to return to target levels this year, which will result in higher compensation costs without taking additional headcount growth into consideration.

Non-GAAP operating expenses exclude stock-based compensation, the change in fair value of contingent consideration, amortization of acquired intangible assets, certain acquisition-related costs and restructuring charges.

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Adjusted EBITDA

We reported $6.8 million of Adjusted EBITDA in the first quarter 2021. This was primarily due to our increased revenues compared to the prior year, while operating expenses remained low due to savings in travel.

Adjusted EBITDA excludes interest expense, income taxes, depreciation and amortization; the change in fair value of contingent consideration; stock-based compensation; charges for certain acquisition-related costs; settlement related to a contract dispute; restructuring charges and other (income) expense, net.

Stock Buyback

As noted last quarter, our Board of Directors authorized a stock buyback program of up to $50.0 million of Quotient’s common stock which was effective February 16, 2021. We did not repurchase any shares in Q1 2021.

Balance Sheet and Cash Flow

We continue to focus on maintaining a strong balance sheet, delivering higher than expected cash flow from operations in Q1 2021 of $10.5 million. This was primarily driven by strong collections from Q4 business.

We ended Q1 2021 with $241.1 million in cash and cash equivalents, up $18.3 million from the prior quarter.

Looking Forward

As anticipated, we saw the momentum for our business in Q4 2020 continue into our first quarter of 2021. We believe we will continue to see this trend continue throughout the year as customers’ and retailers’ demand for the high ROIs delivered by our platform remain a focus for their businesses.

As noted earlier, in terms of our financials, gross margins continue to be an area of focus. We believe that, over time, we will see improvement in this metric, but do see decreased gross margins in Q2 2021 before returning to our trend for this metric for Q3 and the rest of the year. Longer-term, improvements in gross margins are expected to come from more self-service offerings, streamlined operations and automation. We expect this shift to happen over the next several years; however, product mix is difficult to predict and continues to be the largest variable in gross margin predictability.

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In this evolving business environment, we continue to stay focused on investments that are most important to our customers, retailers and consumers while allowing us to retain our leadership and remain innovators in our space. We anticipate non-GAAP operating expenses for the second quarter to be approximately $48 million to $50 million.

In terms of cash management, our focus on maintaining a strong balance sheet along with solid cash flow from operations continues to remain key to our overall strategy.

Looking forward, and as mentioned earlier, we are seeing a strong bookings pipeline for Q2 2021 as well as healthy indications for our pipeline for 2H 2021. We believe this gives us confidence in our positive outlook for the upcoming quarters of this year.

Business Outlook

For the second quarter of 2021, we expect the following:

●	Revenue to be in the range of $117.0 million to $125.0 million. Predicting the mix of revenue between promotion and media remains difficult at this time.

●	Adjusted EBITDA to be in the range of $2.0 million to $12.0 million.

●	Operating cash flow to be in the range of $5.0 million to $10.0 million.

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Based on our first quarter results, along with our early indications for bookings and our pipeline for Q2 and the 2H of 2021, we have raised our guidance for the full year 2021 to the following:

●	We expect revenue to be in the range of $505.0 million to $525.0 million.

●	We expect Adjusted EBITDA for the full year 2021 to be in the range of $50.0 million to $65.0 million.

●	We expect weighted average diluted shares outstanding for 2021 to be approximately 97.1 million.

Upcoming Events

Quotient plans to participate in the following events:

●	Three Part Advisors Group Investor Call, May 14, 2021
●	Needham Virtual Technology & Media Conference, May 17-18, 2021
●	BMO Farm to Market Virtual Conference, May 20, 2021
●	BMO Virtual Retail Summit, May 27, 2021
●	Craig Hallum Institutional Investor Virtual Conference, June 2, 2021
●	NYSE Investor Access Virtual Technology Day, June 15, 2021
●	Goldman Sachs Inaugural Digital Economy Conference (Virtual), June 17, 2021

Earnings Webcast

Quotient will host a conference call and live webcast today at 2:00pm PST to discuss the first quarter 2021 financial results. To listen to a live audio webcast, please visit Quotient’s Investor Relations website at investors.quotient.com. A replay of the webcast will be available at the same website. You may also access the call and register with a live operator by dialing (866) 270-1533, or outside the U.S. (412) 317-0797, at least 15 minutes prior to the 2:00 p.m. PST start time.

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About Quotient Technology Inc.

Quotient Technology (NYSE: QUOT) is the leading digital media and promotions technology company that creates cohesive omnichannel brand-building and sales-driving opportunities to deliver valuable outcomes for advertisers, retailers and consumers. The Quotient platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Mountain View, California, and has offices across the U.S. as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Forward Looking Statements

This stockholder letter includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management, including our current expectations with respect to non-GAAP operating expenses,  revenues, Adjusted EBITDA, and operating cash flow for the second quarter of 2021, and revenue, Adjusted EBITDA, and weighted average diluted shares outstanding for fiscal year 2021; expectations about our ability to grow revenues, gross margin and Adjusted EBITDA; positive trends in bookings for the second quarter of 2021; the importance of our role in the intersection of advertisers, retailers and consumers; our being positioned to capitalize on future opportunities and to help mitigate uncertainties around inflation and changes in shopping behavior issues in the later stages of the COVID-19 pandemic; trends in in-store traffic as a result of increasing vaccine availability; momentum in eCommerce and online shopping trends; momentum in mixed-mode (i.e. in-store and online) shopping; momentum in collaborative (i.e. advertiser plus retailer) spend programs; retailer use of our in-lane offering; our expectations for our solutions, partnerships, and product launches including our social media, promotion amplification, and national rebates solutions;  momentum and benefits relating to our sponsored search offering; trends in advertisers’ deployment of our promotion and media platforms, including growth in national promotions and national media campaigns and these being a significant opportunity for us; retailers’ plans to prioritize RPM; increasing the number of retailers to our retailer network; opportunities associated with the DOOH offering; growth in long-tail CPG customers; mix between media and promotions offerings continuing to affect gross margin, and revenue trends within the media category as resulting in lower media gross margin; trends in our gross margin for the remainder of fiscal 2021, including an expected decrease in gross margin for the second quarter of fiscal 2021 and then a gradual return to trend in the third and fourth quarters due to higher demand for promotions offerings and certain media offerings; and operating leverage, shifts to higher-margin solutions, and automation in our operations as leading to margin improvement over time.

Forward-looking statements are based on information available to and the good faith beliefs of our management team as of the time of this call and are subject to known and unknown risks and uncertainties that could cause actual performances or results to differ materially.

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Additional information about factors that could potentially impact our financial results can be found in today's press release and in the risk factors identified in our Annual Report on Form 10-K filed with the SEC on February 23, 2021. We disclaim any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to the U.S. GAAP financials, this stockholder letter includes certain non-GAAP financial measures. The non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under U.S. GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We consider these non-GAAP financial measures to be important because they provide useful measures of the operating performance of the company, exclusive of unusual events or factors that do not directly affect what we consider to be our core operating performance and are used by our management for that purpose. The use of non-GAAP measures is further discussed in the accompanying press release, which have been furnished to the SEC on Form 8-K and posted on our website. The press release defines our non-GAAP financial measure of Adjusted EBITDA. This stockholder letter defines our non-GAAP financial measure of Adjusted EBITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses. A reconciliation between GAAP and non-GAAP measures can also be found in the accompanying press release and accompanying presentation’s appendix. A reconciliation of Adjusted EB ITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses, all of which are non-GAAP guidance measures, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain (income) expense items that are excluded in calculating Adjusted EBITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses.

Q1 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	23

Financial Tables

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$241,086	$222,752
Accounts receivable, net	119,666	137,649
Prepaid expenses and other current assets	13,682	18,547
Total current assets	374,434	378,948
Property and equipment, net	17,980	17,268
Operating leases right-of-use-assets	19,212	16,222
Intangible assets, net	37,439	44,898
Goodwill	128,427	128,427
Other assets	922	1,029
Total assets	$578,414	$586,792
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,089	$15,959
Accrued compensation and benefits	12,372	14,368
Other current liabilities	62,801	70,620
Deferred revenues	11,904	12,027
Contingent consideration related to acquisitions	29,739	8,524
Total current liabilities	125,905	121,498
Other non-current liabilities	20,072	18,314
Contingent consideration related to acquisitions	—	20,930
Convertible senior notes, net	180,015	177,168
Deferred tax liabilities	1,853	1,853
Total liabilities	327,845	339,763

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	715,301	698,333
Accumulated other comprehensive loss	(1,015)	(1,001)
Accumulated deficit	(463,718)	(450,304)
Total stockholders' equity	250,569	247,029
Total liabilities and stockholders' equity	$578,414	$586,792

Q1 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	24

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues	$115,316	$98,787
Cost of revenues(1)	71,984	61,111
Gross Margin	43,332	37,676
Operating Expenses:
Sales and marketing(1)	27,365	25,034
Research and development(1)	12,056	10,593
General and administrative(1)	12,833	15,090
Change in fair value of contingent consideration	285	460
Total operating expenses	52,539	51,177
Loss from operations	(9,207)	(13,501)
Interest expense	(3,730)	(3,574)
Other income (expense), net	(228)	580
Loss before income taxes	(13,165)	(16,495)
Provision for income taxes	249	230
Net loss	$(13,414)	$(16,725)

Net loss per share, basic and diluted	$(0.15)	$(0.19)

Weighted-average shares used to compute net loss per share, basic and diluted	92,413	89,638

(1) The stock-based compensation expense included above was as follows:
	Three Months Ended March 31,
	2021	2020
Cost of revenues	$423	$435
Sales and marketing	1,255	1,402
Research and development	972	881
General and administrative	3,194	4,808
Total stock-based compensation	$5,844	$7,526

Q1 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	25

QUOTIENT TECHNOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(13,414)	$(16,725)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,431	8,886
Stock-based compensation	5,844	7,526
Amortization of debt discount and issuance cost	2,846	2,698
Allowance (recovery) for credit losses	(143)	217
Deferred income taxes	249	230
Change in fair value of contingent consideration	285	460
Other non-cash expenses	958	726
Changes in operating assets and liabilities:
Accounts receivable	18,125	16,252
Prepaid expenses and other current assets	4,984	(128)
Accounts payable and other current liabilities	(16,761)	(9,111)
Payments for contingent consideration and bonuses	—	(15,418)
Accrued compensation and benefits	(1,771)	(5,694)
Deferred revenues	(123)	1,183
Net cash provided by (used in) operating activities	10,510	(8,898)

Cash flows from investing activities:
Purchases of property and equipment	(2,797)	(2,488)
Net cash used in investing activities	(2,797)	(2,488)

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	13,070	468
Payments for taxes related to net share settlement of equity awards	(2,246)	(2,312)
Principal payments on promissory note and finance lease obligations	(163)	(82)
Payments for contingent consideration	—	(14,582)
Net cash provided by (used in) financing activities	10,661	(16,508)
Effect of exchange rates on cash and cash equivalents	(40)	(72)
Net increase (decrease) in cash and cash equivalents	18,334	(27,966)
Cash and cash equivalents at beginning of period	222,752	224,764
Cash and cash equivalents at end of period	$241,086	$196,798

Q1 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	26

QUOTIENT TECHNOLOGY INC. RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (Unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
Net loss	$(13,414)	$(16,725)
Adjustments:
Stock-based compensation	5,844	7,526
Depreciation and amortization	9,431	8,885
Acquisition related costs and other(1)	482	1,709
Change in fair value of contingent consideration	285	460
Interest expense	3,730	3,574
Other (income) expense, net	228	(580)
Provision for income taxes	249	230

Total adjustments	$20,249	$21,804

Adjusted EBITDA	$6,835	$5,079

(1) For the three months ended March 31, 2020, other includes restructuring charges of $1.5 million.
QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Unaudited, in thousands)

	Q1 FY 20	Q2 FY 20	Q3 FY 20	Q4 FY 20	Q1 FY 21
Net loss	$(16,725)	$(19,133)	$(4,218)	$(25,305)	$(13,414)
Adjustments:
Stock-based compensation	7,526	7,006	6,489	7,350	5,844
Depreciation and amortization	8,886	8,957	8,679	9,830	9,431
Acquistion related costs and other (1)	1,708	388	2,393	7,872	482
Change in fair value of contingent consideration	460	3,766	1,562	14,446	285
Interest expense	3,574	3,610	3,646	3,691	3,730
Other (income) expense, net	(580)	(187)	59	(432)	228
Provision for (benefit from) income taxes	230	(35)	66	458	249
Total adjustments	$21,804	$23,505	$22,894	$43,215	$20,249

Adjusted EBITDA (1)	$5,079	$4,372	$18,676	$17,910	$6,835

Adjusted EBITDA Margin (2)	5%	5%	15%	13%	6%

(1) Adjusted EBITDA, a non-GAAP financial measure, is net loss adjusted for stock-based compensation, depreciation and amortization, change in fair value of contingent consideration, interest expense, other (income) expense, net, provision for (benefit from) income taxes, and acquistion related costs and other, which includes: restructuring charges of $1.5 million during Q1 FY 20; loss contingency of $2.0 million related to a contract dispute during Q3 FY 20; and settlement of $6.8 million related to a contract dispute during Q4 FY 20

(2) Adjusted EBITDA margin is the ratio of Adjusted EBITDA and Revenues.

Q1 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	27

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited, in thousands)

	Q1 FY 20	Q4 FY 20	Q1 FY 21
Revenues	$98,787	$142,529	$115,316

Cost of revenues (GAAP)	$61,111	$92,469	$71,984
(less) Stock-based compensation	(435)	(479)	(423)
(less) Amortization of acquired intangible assets	(6,325)	(6,930)	(6,593)
(less) Settlement related to a contract dispute	—	(6,834)	—
(less) Restructuring charges	(82)	—	—
Cost of revenues (Non-GAAP)	$54,269	$78,226	$64,968

Gross margin (GAAP)	$37,676	$50,060	$43,332
Gross margin percentage (GAAP)	38.1%	35.1%	37.6%

Gross margin (Non-GAAP)*	$44,518	$64,303	$50,348
Gross margin percentage (Non-GAAP)	45.1%	45.1%	43.7%

* Non-GAAP gross margin excludes stock-based compensation, amortization of acquired intangible assets, settlement related to a contract dispute, and restructuring charges.

Q1 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	28

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Q1 FY 20	Q2 FY 20	Q3 FY 20	Q4 FY 20	Q1 FY 21
Revenues	$98,787	$83,455	$121,116	$142,529	$115,316

Sales and marketing expenses	25,034	23,814	24,555	31,124	27,365
(less) Stock-based compensation	(1,402)	(1,323)	(1,187)	(1,399)	(1,255)
(less) Amortization of acquired intangible assets	(916)	(914)	(866)	(866)	(866)
(less) Restructuring charges	(526)	-	—	—	—
Non-GAAP Sales and marketing expenses	$22,190	$21,577	$22,502	$28,859	$25,244
Non-GAAP Sales and marketing percentage	22%	26%	19%	20%	22%

Research and development	10,593	8,621	9,744	11,358	12,056
(less) Stock-based compensation	(881)	(839)	(1,003)	(1,108)	(972)
(less) Restructuring charges	(283)	-	—	—	—
Non-GAAP Research and development expenses	$9,429	$7,782	$8,741	$10,250	$11,084
Non-GAAP Research and development percentage	10%	9%	7%	7%	10%

General and administrative expenses	15,090	12,268	12,099	14,720	12,833
(less) Stock-based compensation	(4,808)	(4,457)	(3,857)	(4,364)	(3,194)
(less) Restructuring charges	(591)	-	—	—	—
(less) Acquisiton related costs	(226)	(387)	(393)	(1,039)	(482)
Non-GAAP General and administrative expenses	$9,465	$7,424	$7,849	$9,317	$9,157
Non-GAAP General and administrative percentage	10%	9%	6%	7%	8%

Non-GAAP Operating expenses*	$41,084	$36,783	$39,092	$48,426	$45,485
Non-GAAP Operating expense percentage	42%	44%	32%	34%	39%

* Non-GAAP operating expenses excludes changes in fair value of contingent consideration, stock-based compensation, amortization of acquired intangible assets, restructuring charges, and acquisition related costs.

Q1 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	29